UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2017

Goldman Sachs Middle Market Lending

Corp.

(Exact name of registrant as specified in charter)

Delaware	000-55746	81-2506508
(State or other jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

200 West Street, New York, New York		10282
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 902-0300

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure.

On April 5, 2017, Goldman Sachs Middle Market Lending Corp. (the “Fund”) disclosed the below information pertaining to its investment activity:

Investment Activity

From March 16, 2017 through April 3, 2017, the Fund made new investment commitments of $24.5 million across three new portfolio companies. Set forth below is a brief description of each portfolio company in which the Fund made an investment commitment:

American Dental Partners, Inc.

American Dental Partners, Inc. (“American Dental”) is a leading provider of business services, support staff and dental facilities to multidisciplinary dental group practices. In March 2017, the Fund provided a $7.9 million second lien senior secured loan to American Dental. The loan bears interest at a rate of LIBOR plus 8.50% per year (subject to a 1.00% LIBOR floor) and matures in September 2023.

NetVoyage Corporation

NetVoyage Corporation (“NetVoyage”) provides cloud-based document management services to law firms and corporate legal departments which enables users to securely store and manage documents. In March 2017, the Fund provided a $0.6 million revolver and a $7.3 million first lien senior secured loan to NetVoyage. The loans bear interest at a rate of LIBOR plus 9.50% per year (subject to a 1.00% LIBOR floor) and mature in March 2022.

Yasso, Inc.

Yasso, Inc. (“Yasso”) is a better-for-you frozen Greek yogurt brand that sells to consumers through major club and grocery stores. In March 2017, the Fund provided an $8.4 million first lien senior secured loan and invested $0.8 million in common equity. This loan bears interest at a rate of LIBOR plus 7.75% per year (subject to a 1.00% LIBOR floor) and matures in March 2022.

* * *

The information disclosed under this Item 7.01 is being “furnished” and shall not be deemed “filed” by the Fund for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Goldman Sachs Middle Market Lending Corp.

Date: April 5, 2017	By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Chief Financial Officer and Treasurer